STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in Canadian Dollars)

AS AT DECEMBER 31

	2000	1999

ASSETS

Current
Cash and equivalents	$ 119,207	$ 681
Receivables	1,410	2,402
Prepaid expenses	291	1,023

Total current assets	120,908	4,106

Property and equipment (Note 3)	43,002	69,420
Mineral property interests (Note 4)	177,150	247,631
Deferred exploration costs (Note 5)	696,457	718,895
Other assets (Note 6)	30,258	52,172

Total assets	$ 1,067,775	$ 1,092,224

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$ 9,574	$ 26,283
Due to related parties	42,613	96,091

Total current liabilities	52,187	122,374

Total liabilities	52,187	122,374

Shareholders' equity
Capital stock (Note 7)
Authorized
Unlimited common shares without par value
Issued
4,149,548 common shares (1999 – 3,989,548)	10,767,430	10,647,430
Subscriptions received in advance (Note 7)	325,000	-
Deficit	(10,076,842)	(9,677,580)

Total shareholders’ equity	1,015,588	969,850

Total liabilities and shareholders’ equity	$ 1,067,775	$ 1,092,224

Nature and continuance of operations (Note 1)

On behalf of the Board:

	Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Expressed in Canadian Dollars)

YEAR ENDED DECEMBER 31

	2000	1999

GENERAL AND ADMINISTRATIVE EXPENSES
Advertising	$ -	$ 75,941
Amortization	48,332	49,701
Consulting fees	44,476	368,390
Interest and bank charges	16,556	9,531
Management fees	43,280	73,371
Office and miscellaneous	7,476	22,768
Printing	-	4,670
Professional fees	12,436	86,707
Regulatory fees	5,242	12,221
Rent	11,041	29,717
Salaries and benefits	-	53,122
Shareholder communications	30,668	85,879
Telephone	7,575	19,547
Trade shows and conferences	13,276	26,414
Transfer agent	7,516	8,329
Travel and promotion	24,477	10,869

Loss before other items	(272,351)	(937,177)

OTHER ITEMS
Interest income	-	22,382
Gain on sale of mineral property (Note 4)	15,000	-
Gain on settlement of debt	-	99,672
Write-off of mineral property interests (Note 4)	(93,181)	(540,221)
Write-off of deferred exploration costs (Note 5)	(48,730)	(324,867)

Total of other items	(126,911)	(743,034)

Loss for the year	(399,262)	(1,680,211)

Deficit, beginning of year	(9,677,580)	(7,997,369)

Deficit, end of year	$(10,076,842)	$ (9,677,580)

Basic and diluted loss per share	$ (0.10)	$ (0.47)

Weighted average number of split-adjusted common shares outstanding	4,082,882	3,609,368

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

YEAR ENDED DECEMBER 31

	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$ (399,262)	$ (1,680,211)
Items not affecting cash
Amortization	48,332	49,701
Gain on settlement of debt	-	(99,672)
Write-off of mineral property interests	93,181	540,221
Write-off of deferred exploration costs	48,730	324,867

Changes in non-cash working capital items
Decrease in accounts receivable	992	2,220
Decrease in prepaid expenses	732	10,149
Decrease in accounts payable and accrued liabilities	(16,709)	(31,867)

Net cash used in operating activities	(224,004)	(884,592)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	-	(2,406)
Mineral property interests	(22,700)	(22,218)
Deferred exploration costs	(26,292)	(117,508)

Net cash used in investing activities	(48,992)	(142,132)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in due to related parties	(53,478)	96,091
Note payable (repayment)	-	(185,421)
Long-term debt (repayment)	-	(1,863)
Subscriptions received in advance	325,000	-
Capital stock issued	120,000	609,620

Net cash provided by financing activities	391,522	518,427

Change in cash and equivalents during the year	118,526	(508,297)

Cash and equivalents, beginning of year	681	508,978

Cash and equivalents, end of year	$ 119,207	$ 681

Supplemental disclosures with respect to cash flows (Note 9)

The accompanying notes are an integral part of these consolidated financial statements.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

1.

NATURE AND CONTINUANCE OF OPERATIONS

Strathmore Minerals Corp. (the “Company”) is an exploration stage company incorporated under the laws of the Province of British Columbia. During fiscal 2000, the Company changed its name from Strathmore Resources Ltd. to Strathmore Minerals Corp. and completed a reverse stock split on the basis of 1 new share of common stock for every 5 old shares of common stock outstanding. All share and per share amounts have been retroactively restated to reflect the reverse stock split.

The Company is in the process of exploring its mineral property interests and has not yet determined whether these properties contain ore reserves that are economically recoverable.  The recoverability of the amounts shown for mineral properties and related deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete their development and upon future profitable production.

2.

SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Minera Peruran S.A. (incorporated under the laws of Peru), and Strathmore Resources (US) Ltd. (incorporated under the laws of Nevada, USA).  Significant inter-company balances and transactions are eliminated on consolidation.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period.  Actual results could differ from these estimates.

Cash and equivalents

Cash is comprised of cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

Foreign currency translation

The Company’s subsidiaries are integrated foreign operations and are translated into Canadian dollar equivalents  using the temporal method.  The monetary assets and liabilities of the Company that are denominated in foreign currencies are translated at the rate of exchange at the balance sheet date and non-monetary items are translated at historical rates.  Revenues and expenses are translated at rates approximating those in effect at the time of the transaction.  Exchange gains and losses arising on translation are included in the statement of operations.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

2.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Property and equipment

Property and equipment is recorded at cost and amortization is calculated using the declining-balance method at the following annual rates:

Office equipment	20%
Computer equipment	30%
Vehicles	30%

Other assets

Other assets, being geological databases, are recorded at cost and are being amortized over five years using the straight-line method.

Mineral property interests and deferred exploration costs

The Company records mineral property interests, which consist of the right to explore for mineral deposits, at cost.  The Company records deferred exploration costs, which consist of costs attributable to the exploration of mineral property interests, at cost.  All direct and indirect costs relating to the acquisition and exploration of these mineral property interests are capitalized on the basis of specific claim blocks until the mineral property interests to which they relate are placed into production, the mineral property interests are disposed of through sale or where management has determined there to be an impairment.  If a mineral property interest is abandoned, the mineral property interest and deferred exploration costs will be written off to operations in the period of abandonment.

On an ongoing basis, the capitalized costs are reviewed on a property-by-property basis to consider if there is any impairment on the subject mineral property interest.  Management’s determination for impairment is based on: i) whether the Company’s exploration programs on the mineral property interests has significantly changed, such that previously identified resource targets are no longer being pursued; ii) whether exploration results to date are promising and whether additional exploration work is being planned in the foreseeable future; or iii) whether remaining lease terms are insufficient to conduct necessary studies or exploration work.  As at December 31, 2000 and 1999, management believes that, other than amounts disclosed, no impairment relating to the mineral property interests and deferred exploration costs was required.

The recorded cost of mineral property interests and deferred exploration costs is based on cash paid and the assigned value of share consideration issued for mineral property interest acquisitions and exploration costs incurred.  The recorded amount may not reflect recoverable value as this will be dependent on future development programs, the nature of the mineral deposit, commodity prices, adequate funding and the ability of the Company to bring its projects into production.

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets that the Company is required to settle.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived asset is increased by the same amount as the liability.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

2.

SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Flow-through common shares

The resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with Canadian income tax legislation.  Future income taxes related to temporary differences arising on renunciation of expenditures to subscribers are offset against future income tax assets and the difference, if any, is charged to capital stock.

Stock-based compensation

The Company has a stock-based compensation plan which is described in Note 8.  No compensation expense is recognized for this plan when stock or stock options are issued to employees.  Any consideration paid by employees on exercise of stock options is credited to capital stock.

Income taxes

Income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Loss per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method the dilutive effect on earnings per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the period.  For the years presented, this calculation proved to be anti-dilutive.

Basic loss per share is calculated using the split-adjusted weighted average number of shares outstanding during the year.

Comparative figures

Certain of the prior years’ comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

3.

PROPERTY AND EQUIPMENT

	2000			1999
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Office equipment	$ 19,634	$ 9,387	$ 10,247	$ 25,820	$ 9,447	$ 16,373
Computer equipment	27,278	18,180	9,098	42,125	22,874	19,251
Vehicles	56,800	33,143	23,657	56,800	23,004	33,796

	$ 103,712	$ 60,710	$ 43,002	$ 124,745	$ 55,325	$ 69,420

4.

MINERAL PROPERTY INTERESTS

	2000	1999

Aurora property	$ 97,815	$ 75,115
Chord property	33,440	33,440
Staked properties, U.S.A.	-	93,181
Staked properties, Peru	45,895	45,895

	$ 177,150	$ 247,631

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to all of its mineral property interests and, to the best of its knowledge, title to all of its properties are in good standing.

Aurora property

The Company acquired an option to purchase a 100% interest in a uranium property in Oregon, paying $93,715 and issuing 2,000 split-adjusted common shares valued at $4,100. To earn its interest the Company is required to pay an additional U.S.$45,000 and to issue an additional 2,000 split-adjusted common shares by October 16, 2003.  The property is subject to a 2% yellowcake royalty.

Chord property

The Company acquired an option to purchase a 100% interest in a uranium property in South Dakota, U.S.A., paying $33,440.  To earn its interest, the Company is required to pay an additional U.S.$90,000 (U.S.$10,000 per year until July 1, 2009).  The property is subject to a 2% gross royalty.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

4.

MINERAL PROPERTY INTERESTS (cont’d…)

Staked properties

The Company acquired by staking, a 100% interest in certain uranium properties in Utah, Wyoming, South Dakota and Oregon in the U.S.A. and in Peru.  During the prior and current years, the Company abandoned its staked U.S.A. properties and all related costs were written-off.

Gain on sale of mineral property

During the current year, the Company received $15,000 for the sale of staked claims in the U.S.A. which had been written-off in 1999.

5.

DEFERRED EXPLORATION COSTS

	2000			1999
	USA	Peru	Total	USA	Peru	Total

Balance, beginning
of year	$ 162,434	$ 556,461	$ 718,895	$ 417,528	$ 508,726	$ 926,254

Geological consulting	-	-	-	26,961	40,000	66,961
General expenditures	-	12,355	12,355	5,271	7,735	13,006
Maintenance and claim fees	12,436	1,501	13,937	37,541	-	37,541

Expenditures during the year	12,436	13,856	26,292	69,773	47,735	117,508
Write-offs	(48,730)	-	(48,730)	(324,867)	-	(324,867)

	(36,294)	13,856	(22,438)	(255,094)	47,735	(207,359)

Balance, end of year	$ 126,140	$ 570,317	$ 696,457	$ 162,434	$ 556,461	$ 718,895

6.

OTHER ASSETS

		Accumulated	Net Book Value
	Cost	Amortization	2000	1999

Geological databases	$ 109,570	$ 79,312	$ 30,258	$ 52,172

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

7.

CAPITAL STOCK

During the year ended December 31, 2000, the Company completed a reverse stock split on the basis of 1 new share of common stock for every 5 old shares of common stock outstanding. All share and per share amounts have been retroactively restated to reflect the reverse stock split.

	Number of Shares	Amount

Issued
As at December 31, 1998	3,415,548	$ 10,037,810
For cash – private placement	262,400	262,400
For cash – stock options	60,400	63,420
For cash – warrants	251,200	283,800

As at December 31, 1999	3,989,548	10,647,430
For cash – private placement	160,000	120,000

As at December 31, 2000	4,149,548	$ 10,767,430

Included in issued capital stock are 75,000 split-adjusted common shares subject to an escrow agreement that may not be transferred, assigned or otherwise dealt with without the consent of the regulatory authorities.

Subscriptions received in advance

Subsequent to December 31, 2000, the Company issued 1,620,000 units for total proceeds of $414,600 ($325,000 received prior to year end) pursuant to a private placement.  Each unit consisted of one common share and one share purchase warrant.  Of the warrants, 1,300,000 enable the holders to acquire 1,300,000 additional common shares at $0.30 per share for two years and 320,000 enable the holders to acquire 320,000 additional common shares at $0.38 per share for two years.  A finder's fee of 32,000 units was paid.  Each unit consisted of one common share and one share purchase warrant enabling the holder to acquire one additional common share at $0.38 per share for two years.

8.

STOCK OPTIONS AND WARRANTS

Stock options

The Company has a stock option plan whereby, from time to time, at the discretion of the Board of Directors, stock options are granted to directors, officers, employees and certain consultants.  The exercise price of each option is based on the market price of the Company’s common stock at the date of grant less an applicable discount.  The options can be granted for a maximum term of five years with vesting provisions determined by the Board of Directors.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

8.

STOCK OPTIONS AND WARRANTS (cont’d…)

Stock options (cont’d…)

Split-adjusted stock option transactions and the number of split-adjusted stock options outstanding are summarized as follows:

	Number of Options	Weighted Average Exercise Price

Outstanding, December 31, 1998	174,400	$ 1.10
Granted	258,000	1.10
Exercised	(60,400)	1.05
Expired/cancelled	-	-

Outstanding, December 31, 1999	372,000	1.10
Granted	-	-
Exercised	-	-
Expired/cancelled	(372,000)	1.10

Outstanding, December 31, 2000	-	-

Number of options currently exercisable	-	$ -

Warrants

Warrant transactions and the number of split-adjusted warrants outstanding are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price

Outstanding, December 31, 1998	794,202	$ 2.08
Granted	-	-
Exercised	(251,200)	1.10
Expired/cancelled	(20,000)	3.65

Outstanding, December 31, 1999	523,002	2.40
Granted	-	-
Exercised	-	-
Expired/cancelled	(523,002)	2.40

Outstanding, December 31, 2000	-	$ -

Number of warrants currently exercisable	-	$ -

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

9.

SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

	2000	1999

Cash paid during the period for
Interest	$ 15,143	$ 6,282
Income taxes	-	-

There were no significant non-cash transactions during the year ended December 31, 2000.

During the year ended December 31, 1999, the Company settled long-term debt totalling $28,451 by assigning a Company vehicle.

10.

RELATED PARTY TRANSACTIONS

The financial statements include transactions with related parties as follows:

a)

The Company paid or accrued $43,280 (1999 - $73,371) for management services to a director.

b)

The Company paid or accrued $44,476 (1999 - $67,249) for consulting fees to a director or a company controlled by a director.

c)

Pursuant to a private placement, the Company issued 160,000 split-adjusted common shares to a director and a company controlled by a director for total proceeds of $120,000.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Amounts due to related parties are unsecured, non-interest bearing and have no specific repayment terms.

11.

INCOME TAXES

A reconciliation of current income taxes at statutory rates with the reported income taxes is as follows:

	2000	1999

Loss for the year	$ (399,262)	$ (1,680,211)

Expected income tax recovery	$ 182,143	$ 766,512
Write-down of mineral property interests and deferred exploration	(57,897)	(394,653)
Unrecognized benefits of non-capital losses	(124,246)	(371,859)

Future income tax recovery	$ -	$ -

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

11.

INCOME TAXES (cont’d…)

The significant components of the Company’s future income tax assets are as follows:

	2000	1999

Future income tax assets:
Equipment	$ 65,779	$ 53,727
Mineral property interests and related exploration expenditures	475,765	411,025
Other assets	38,561	53,557
Operating losses available for future periods	2,270,186	2,284,181
Capital losses available	125,730	125,730

	2,976,021	2,928,220
Valuation allowance	(2,976,021)	(2,928,220)

Net future income tax asset	$ -	$ -

The Company has incurred approximately $5,000,000 of operating losses which, if unutilized, will expire through 2007.  Subject to certain restrictions, the Company also has capital losses and resource exploration expenditures available to reduce taxable income of future years.  Future tax benefits which may arise as a result of these losses and resource deductions have not been recognized in these financial statements, as their realization is not judged likely to occur.

12.

SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the exploration of mineral property interests, and considers its loss from operations for fiscal years 2000 and 1999 to relate to this segment.

The Company has mineral property interests located in the USA and Peru and conducts administrative activities from Canada.  The total amount of capital assets attributable to Canada is $19,345 (1999 - $35,624), Peru is $639,869 (1999 - $636,152) and the USA is $257,395 (1999 - $364,170).

13.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and equivalents, receivables, due to related parties, accounts payable and accrued liabilities.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”).  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods accepted in the United States (“United States GAAP”) are described and quantified below.

Stock-based compensation

Under United States GAAP, Statements of Financial Accounting Standards No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”) recommended, but did not require, companies to establish a fair market value based method of accounting for stock-based compensation plans. The Company has elected to follow the recommendations of SFAS 123 and has chosen to account for stock-based compensation using the fair value based method.

To determine the additional compensation expense that would have resulted from compliance with SFAS No. 123, the Company uses the Black Scholes Option Pricing Model. During fiscal 1998, the Company granted 148,400 (1997 – 160,000) options to employees, consultants and directors. Total stock-based compensation recognized under United States GAAP in the statement of operations during fiscal 1998 was $172,411 (1997 – $238,215). This amount was recorded as additional paid-in capital on the balance sheet under United States GAAP. In determining the fair value of the Company's incentive stock options, the following assumptions were used:

	2000	1999

Risk free interest rate	-	5.6%
Expected life	-	2 years
Expected volatility	-	67%
Expected dividends	-	-

Mineral properties

Mineral property costs and related exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in Note 2.

For United States GAAP purposes, effective until fiscal 2003, the Company expensed, as incurred, the acquisition and exploration costs relating to unproven mineral property interests. This resulted in a decrease in mineral property interests and deferred exploration costs and a corresponding increase in loss for the year of $892,045 for fiscal 1998 and $576,769 for fiscal 1997. When proven and probable reserves are determined for a property and a feasibility study prepared, subsequent development costs of the property are capitalized.  The capitalized costs of such properties are to be amortized using the unit of production method over the estimated life of the ore body based on proven and probable reserves and are measured periodically for recoverability of carrying values.

Effective for fiscal 2004, the Company has adopted the provisions of EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets” which concluded that mineral rights are tangible assets.  Accordingly, the Company capitalizes certain costs related to the acquisition of mineral property interests.  Under United States GAAP, exploration costs on mineral properties prior to the establishment of proven or probable reserves continue to be expensed as incurred.

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

Loss per share

Under both Canadian GAAP and United States GAAP, basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the years ended December 31, 2000 and 1999 were 4,007,882 and 3,534,368, respectively.  Accordingly, the loss per share for the years ended December 31, 2000 and 1999 was $(0.08) and $(0.30), respectively.

The impact of the differences between Canadian GAAP and United States GAAP on the consolidated balance sheets would be as follows:

	2000			1999
	Balance, Canadian GAAP	Adjustments	Balance, United States GAAP	Balance, Canadian GAAP	Adjustments	Balance, United States GAAP

Current assets	$120,908	$ -	$120,908	$ 4,106	$ -	$4,106
Property and equipment	43,002	-	43,002	69,420	-	69,420
Mineral property interests	177,150	(177,150)	-	247,631	(247,631)	-
Deferred exploration costs	696,457	(696,457)	-	718,895	(718,895)	-
Other assets	30,258	-	30,258	52,172	-	52,172

	$1,067,775	$(873,607)	$194,168	$1,092,224	$(966,526)	$125,698

Total liabilities	$52,187	$ -	$52,187	$122,374	$ -	$122,374

Capital stock	10,767,430	-	10,767,430	10,647,430	-	10,647,430
Subscriptions received	325,000	-	325,000	-	-	-
Additional paid-in capital	-	569,619	569,619	-	569,619	569,619
Deficit	(10,076,842)	(1,443,226)	(11,520,068)	(9,677,580)	(1,536,145)	(11,213,725)
Shareholders' equity	1,015,588	(873,607)	141,981	969,850	(966,526)	3,324

	$1,067,775	$(873,607)	$194,168	$1,092,224	$(966,526)	$125,698

STRATHMORE MINERALS CORP.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in Canadian Dollars)

DECEMBER 31, 2000

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED

ACCOUNTING PRINCIPLES (cont’d…)

The impact of the differences between Canadian GAAP and United States GAAP on the consolidated statements of operations would be as follows:

	2000	1999

Loss for the year, Canadian GAAP	$(399,262)	$(1,680,211)
Adjustments:
Stock-based compensation	-	(101,569)
Mineral property interests	(22,700)	(22,218)
Deferred exploration costs	(26,292)	(117,508)
Write-off of mineral property interests, expensed in prior years for United States GAAP	93,181	540,221
Write-off of deferred exploration costs, expensed in prior years for United States GAAP	48,730	324,867

Loss for the year, United States GAAP	$(306,343)	$(1,056,418)
Basic and diluted loss per share, United States GAAP	$ (0.08)	$ (0.30)
Weighted average number of common shares outstanding, United States GAAP	4,007,882	3,534,368

The impact of the differences between Canadian GAAP and United States GAAP on the consolidated statements of cash flows would be as follows:

	2000	1999

Cash flows used in operating activities, Canadian GAAP	$ (224,004)	$(884,592)
Mineral property interests	(22,700)	(22,218)
Deferred exploration costs	(26,292)	(117,508)

Cash flows used in operating activities, United States GAAP	(272,996)	(1,024,318)

Cash flows used in investing activities, Canadian GAAP	(48,992)	(142,132)
Mineral property interests	22,700	22,218
Deferred exploration costs	26,292	117,508

Cash flows used in investing activities, United States GAAP	-	(2,406)

Cash flows provided by financing activities, Canadian GAAP
and United States GAAP	391,522	518,427

Change in cash and equivalents during the year	118,526	(508,297)

Cash and equivalents, beginning of year	681	508,978

Cash and equivalents, end of year	$ 119,207	$ 681